Exhibit 10.21

September 13, 2020

Hans Moebius, M.D., Ph.D.

Via Email

Re: Offer of Employment

Dear Hans:

This employment letter agreement (the “Agreement”) is entered into between Hans Moebius (“you”) and Athira Pharma, Inc. (the “Company” or “we”) and will become effective as of the effective date of the Company’s registration statement relating to the Company’s initial public offering (the “Effective Date”).  The below sets forth the terms and conditions of your employment with the Company commencing as of the Effective Date.

1.Title; Position.  You will serve as the Company’s Chief Medical Officer.  You will report to the Company’s Chief Executive Officer and will perform the duties and responsibilities customary for such position and such other related duties as are reasonably assigned by the Company’s Chief Executive Officer.  While you render services to the Company, you will not engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration or otherwise without the prior written approval of the Board.  You may engage in charitable and community activities as well as own, as a passive investment, less than two percent (2%) of the capital stock of any corporation listed on the national securities exchange or publicly traded in the over-the-counter market, as long as such activities do not interfere with the performance of your duties under this Agreement.  By signing this Agreement, you confirm that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.Location.  You will perform your duties from your home office in Switzerland, subject to customary travel as reasonably required by the Company and necessary to perform your job duties.

3.Base Salary.  As of the Effective Date, your annual base salary will be US$339,500 (“Salary”), which will be payable, less any applicable withholdings and deductions (including those deductions described in Section 6 below), in accordance with, as applicable the Company’s normal payroll practices and the payroll practices of the Company’s Swiss payroll vendor (the “Swiss Vendor”).  Your annual base salary will be subject to review and adjustment from time to time by our Board or its Compensation Committee (the “Committee”), as applicable, in its sole discretion.  You acknowledge that your base salary and all other payroll payments will be made to you by the Swiss Vendor in United States Dollars.

4.Annual Bonus.  For the Company’s 2020 fiscal year, you will have the opportunity to earn a target annual cash bonus equal to forty percent (40%) of your annual base salary, based on achieving performance objectives established by the Board or the Committee, as applicable, in its sole discretion and payable upon achievement of those objectives as determined by the Committee. Unless determined otherwise by the Board or Committee, as applicable, any such bonus will be subject to your continued employment through and until the date of payment, and any such bonus amounts paid will be subject to any applicable withholdings.  Your annual bonus opportunity and the applicable terms and conditions may be adjusted from time to time by our Board or the Committee, as applicable, in its sole discretion.

5.Equity Awards.  You will be eligible to receive awards of stock options or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time.  The Board or Committee, as applicable, will determine in its sole discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

6.Employee Benefits.  You will be responsible for all mandatory social security taxes and other taxes and benefits as may be required in your local jurisdiction, including, without limitation, AVS/AI/APG, unemployment insurance ALV1 and ALV2, family allowance contribution ALFA, and accident insurance, as well as any social office administrative charges, all of which shall be paid through the Swiss Vendor unless directed otherwise by the Company in writing, and which such payments shall be deducted by the Swiss Vendor from your salary and other applicable wage payments (applying currency conversion rates determined in the Swiss Vendor’s discretion). For the avoidance of doubt, unless otherwise agreed to in a writing signed by you and the Company’s CEO, no social security or other taxes, nor any health and welfare or pension/retirement benefits, will be provided by or paid for by the Company.  Notwithstanding the foregoing, the Company will pay you a monthly stipend of US$4,625, which is intended to help defray the costs associated with your mandatory and elective benefits contributions. The Company will reimburse you for reasonable travel or other expenses incurred by you in the furtherance of or in connection with the performance of your duties under this Agreement, pursuant to the terms of the Company’s expense reimbursement policy as may be in effect from time to time; provided, however, that upon the lifting of any applicable travel bans related to COVID-19 as well as a determination in the Company’s reasonable discretion that it is safe to travel in light of the COVID-19 pandemic, you will be required to travel to the location of the Company’s headquarters (currently Seattle, Washington) once per month at your own expense; and provided further that in the event you are unable to travel to the Company’s headquarters in a given month, you shall seek authorization from the Company’s Chief Executive Officer (which authorization shall not be unreasonably withheld).  The Company and the Swiss Vendor reserve the right to modify, amend, suspend or terminate the stipends, benefit plans, programs, and arrangements it offers to you at any time.

7.Severance.  You will be eligible to enter into a Change in Control and Severance Agreement (the “Severance Agreement”) applicable to you based on your position within the Company.  Any Severance Agreement will become effective as of Effective Date.  The Severance Agreement will specify the severance payments and benefits you may become entitled to receive in connection with a change in control of the Company as well as certain qualifying terminations of your employment with the Company.  For purposes of clarity, other than any vesting acceleration benefits set forth in the Company’s 2014 Equity Incentive Plan and the award agreements thereunder governing the terms of your stock options to purchase shares of Company common stock granted thereunder (to the extent not modified or superseded by your Severance Agreement), any severance payments, benefits and arrangements that may have applied to you before the Effective Date no longer will apply, and you will have no rights or entitlements under any such plans, programs, agreements or arrangements.

8.Confidentiality Agreement.  As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company.  To protect the interests of the Company, you agree to enter into an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement with the Company in substantially the form attached hereto as Exhibit A (the “Confidentiality Agreement”).  The Swiss Vendor will pay you the one-time payment of US$100 contemplated in the Confidentiality Agreement on your first payroll date.

9.At-Will Employment.  This Agreement does not imply any right to your continued employment for any period with the Company or any parent, subsidiary, or affiliate of the Company.  Your employment with the Company is and will continue to be at‑will, as defined under applicable law. This Agreement and any provisions under it will not interfere with or limit in any way your or the Company’s right to terminate your employment relationship with the Company at any time, with or without cause, to the extent permitted by applicable laws.

10.Protected Activity Not Prohibited.  The Company and you acknowledge and agree that nothing in this Agreement limits or prohibits you from filing and/or pursuing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. In addition, nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, nor to deny employees the right to disclose information pertaining to sexual harassment or any unlawful or potentially unlawful conduct, as protected by applicable law. You further understand that you are not permitted to disclose the Company’s attorney-client privileged communications or attorney work product. In addition, you acknowledge that the Company has provided you with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Exhibit B.

11.Miscellaneous.  This Agreement, together with the Confidentiality Agreement, the Severance Agreement and the stock options granted to you by the Company under its 2014 Equity Incentive Plan and the applicable award agreements thereunder, constitute the entire agreement between you and the Company regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and the Company.  You acknowledge and agree that (i) the Company has paid all compensation due to you (and to any entities wholly owned by you) for services performed before the Effective Date, and (ii) unless subsequently agreed in writing between you and the Company, the consideration contemplated in this Agreement is the sole compensation for your services to the Company from and after the Effective Date hereof.  Except as otherwise prohibited, this Agreement will be governed by the laws of the State of Washington but without regard to the conflict of law provision.  This Agreement may be modified only by a written agreement signed by a duly authorized officer of the Company (other than yourself) and you.

[Signature page follows]

To confirm the current terms and conditions of your employment, please sign and date in the spaces indicated and return this Agreement to me.

Sincerely,

Athira Pharma, Inc.

By:	/s/ Leen Kawas
Leen Kawas, Ph.D.
Chief Executive Officer

Agreed to and accepted:

/s/ Hans Moebius
Hans Moebius, M.D., Ph.D.

Dated:	September 13, 2020

EXHIBIT A

At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement

EXHIBIT B

Section 7 of the Defend Trade Secrets Act of 2016

“ . . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”